Exhibit 10.2
AMENDMENT TO
RETIREMENT AGREEMENT AND GENERAL RELEASE
     THIS AMENDMENT is entered into as of this 31st day of August, 2010, by and between STEVEN C. FUTRELL, an individual, for and on behalf of himself and his successors, heirs, family and assigns (“Futrell”) and CROGHAN BANCSHARES, INC., a corporation organized and existing under the laws of the State of Ohio (“Croghan”);
     WHEREAS, Futrell and Croghan entered into a Retirement Agreement and General Release dated December 14, 2009 (the “Agreement”);
     WHEREAS, Futrell and Croghan wish to amend the Agreement in certain respects to clarify certain benefits thereunder.
     NOW, THEREFORE, the Agreement is hereby amended as follows:
     1. Paragraph 3 shall be deleted in its entirety and the following shall be substituted therefor:
For the period beginning on September 1, 2010 and ending on October 31, 2010, Futrell will continue to participate in Croghan’s group health plan at no cost to him. For the period beginning on September 1, 2010 and ending on February 29, 2012, Croghan will pay to Futrell a monthly amount equal to the COBRA premium (in effect for each such month) for an individual to continue participation in Croghan’s group health plan (the “COBRA Premium”). Such monthly payment may be used by Futrell either to (a) offset the monthly premium required for his spouse to continue her participation in Croghan’s group health plan, or (b) pay toward the purchase of an individual health insurance policy for his spouse. For the period beginning March 1, 2012 and ending October 31, 2012, Croghan will pay to Futrell as a contribution toward the purchase of an individual health insurance policy for Futrell’s spouse a monthly amount equal to the lesser of (c) $1,200, and (d) twice the COBRA Premium. Notwithstanding any provision contained in this paragraph, Croghan’s obligations hereunder shall cease upon the earlier of (e) October 31, 2012, and (f) the death of Futrell’s spouse.
     2. Paragraph 4 shall be amended by deleting “December 1, 2010” and by substituting “November 1, 2010” therefor.

     3. Paragraph 5 shall be deleted in its entirety and the following shall be substituted therefor:
Beginning on September 1, 2010, Futrell will continue to be covered under any bank owned life insurance policy maintained by Croghan on Futrell’s life as of the Retirement Date. Effective September 1, 2010, the provisions of any such policies shall be amended to provide that the aggregate death benefit payable to Futrell’s designated beneficiary shall be equal to Two Hundred Thousand Dollars ($200,000).

Signed as of this 31st day of August, 2010.
Witness:

/s/ Pamela J. Swint	/s/ Steven C. Futrell

Steven C. Futrell

CROGHAN BANCSHARES, INC.

	By:	/s/ James E. Bowlus

	Title:	Director/Chair Compensation Committee